UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ONESPAN INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 26, 2021, OneSpan Inc. (the “Company”) sent a communication to its employees in connection with the Company’s 2021 annual meeting of stockholders. A copy of such communication can be found below.

* * * *

OneSpan Update: Annual Meeting and Stockholder Letter

OneSpan Colleagues:

Today we are sending investors our definitive proxy statement for this year’s annual meeting of stockholders, which is scheduled to be held on June 9. The definitive proxy statement is an annual filing that publicly traded companies provide to stockholders detailing matters that will be voted on at the annual meeting. Today we also issued a letter to stockholders, which can be found here:  https://www.onespanvalue.com/wp-content/uploads/2021/04/OneSpan-Letter-to-Stockholders-4.26.21.pdf

Our letter to stockholders highlights the tremendous progress we have made together in transforming our Company into a higher-margin, recurring revenue, software-based solutions provider. You should be proud of our progress.

This year, one of our investors, Legion Partners Holdings, LLC (together with its affiliates, “Legion”), is seeking to replace four of our independent Board directors with Legion’s own nominees. We believe Legion’s campaign is both unfortunate and unnecessary, as we have consistently made efforts to constructively engage with them over the past several years.

We have a dedicated team that is focused on communicating our key messages to our stockholders and seeking their support.

With Legion’s nominations this year, we are likely to see additional media and investor focus on our Company, especially between now and the annual meeting. We will be providing our stockholders with additional information between now and June 9, and Legion will also likely communicate with our stockholders, in letters, presentation materials and press releases. To that end, those of you who are stockholders may have already received Legion’s proxy materials, including their white card, which we strongly encourage you to discard. Instead, we urge you to support OneSpan, our strategy and our Board by voting on our BLUE card, which stockholders will be receiving shortly.

I recognize that these communications may present a distraction. It is most important that we all stay focused on our day-to-day responsibilities and meeting the needs of our customers. Given legal constraints related to proxy solicitations, we won’t be able to use our Slack channel as a forum for discussion, but to the extent you have any questions, please refer them to your manager and we’ll do our best to answer them in due course.

Further, if you are contacted by a stockholder or the media in connection with the upcoming annual meeting, please refer them to Sarah Hanel, who will ensure that our dedicated team responds appropriately.

Let’s stay focused and keep up the good work.

Thank you for all you do,

Scott

Important Additional Information and Where to Find It

OneSpan Inc. (the “Company”) has filed a definitive proxy statement on Schedule 14A and accompanying BLUE proxy card and other relevant documents with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”). STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the Company’s definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge at https://www.OneSpan.com/ as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the 2021 Annual Meeting.  The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s definitive proxy statement filed with the SEC on April 23, 2021.